Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:    Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

PATHFINDER BANCORP, INC. ANNOUNCES RESULTS OF
SHAREHOLDER AND DEPOSITOR VOTES AND
OVERSUBSCRIPTION

Oswego, New York, September 30, 2014 – Pathfinder Bancorp, Inc., a federal corporation (“Pathfinder-Federal”) (NASDAQ Capital: PBHC), announced today that its shareholders and the depositors of Pathfinder Bank (the “Bank”) each approved the plan of conversion and reorganization pursuant to which Pathfinder Bancorp, MHC will convert to the stock holding company form of organization and Pathfinder Bancorp, Inc., a Maryland corporation (“New Pathfinder”), the proposed stock holding company for the Bank, will sell shares of its common stock.  In addition, New Pathfinder announced today that based upon preliminary results, the subscription offering that closed on September 18, 2014 was oversubscribed in the first category of the subscription offering by eligible account holders as of March 31, 2013. New Pathfinder received orders in excess of the adjusted maximum of the offering range (2,645,000 shares) and no further orders will be accepted. The number of shares to be sold in connection with the conversion and stock offering will be based on a final appraisal and receipt of final regulatory approvals. New Pathfinder is currently processing the orders and will provide allocation information as soon as it is available.

About Pathfinder Bancorp, Inc.

Pathfinder-Federal is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has eight full service offices located in its market area consisting of Oswego County and northern Onondaga County and a business banking office located in downtown Syracuse, which opened for business on September 9, 2014.

Forward-Looking Statements

This press release contains forward-looking statements about the offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, delays in receiving final regulatory approvals, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Pathfinder Bancorp, Inc. and the Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.